Exhibit 99
Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
Psychiatric Solutions Stockholders Approve Merger with Universal Health Services
FRANKLIN, TN — (October 5, 2010) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced that its stockholders have voted to approve the previously announced merger agreement providing for the acquisition of PSI by Universal Health Services, Inc. (“UHS”) (NYSE: UHS).
Approximately 96.6% of the shares voting at today’s Special Meeting of Stockholders voted in favor of the adoption of the merger agreement, which represented approximately 79.5% of PSI’s total outstanding shares of common stock as of the August 24, 2010 record date.
Upon the completion of the merger, PSI stockholders will receive $33.75 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock that they own as of the effective time of the merger. The transaction is currently expected to be completed in the fourth quarter of 2010.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. The merger is subject to a variety of risks and uncertainties, including but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against PSI and others relating to the merger agreement or other matters; (3) the inability to complete the merger due to the failure to satisfy the conditions to consummation of the merger, including the expiration or termination of any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (4) the failure of UHS to obtain the necessary debt financing to consummate the merger; and (5) the failure of the merger to close for any other reason. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.
PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults and is the largest operator of owned or leased freestanding psychiatric inpatient facilities with over 11,000 beds in 32 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
- END -